Exhibit 99.1

KindlyMD Reports Third Quarter 2025

Operational and Financial Results

Completed Merger with Bitcoin Treasury Company Nakamoto

Advanced Mission of Building Leading Bitcoin Ecosystem Through Accumulation of 5,398 Bitcoin in Treasury and Completion of Two Strategic Investments

Salt Lake City, UT, November 19, 2025 – KindlyMD, Inc. (NASDAQ: NAKA) (“KindlyMD” or “the Company”), a provider of integrated healthcare services and a Bitcoin treasury company via its subsidiary Nakamoto Holdings, Inc. (“Nakamoto”), today announced its financial and operating results for the quarter ended September 30, 2025, along with an update on its Bitcoin treasury strategy.

In May 2025, KindlyMD took a major strategic leap when it announced its merger with Nakamoto and subsequently raised approximately $540 million of gross proceeds from a private placement and $200 million in convertible notes to fund the purchase of Bitcoin in furtherance of its treasury strategy. Since then, Nakamoto has successfully advanced its strategy to build a durable Bitcoin-native operating platform by accumulating and holding a significant Bitcoin treasury, allocating a portion of that treasury for strategic investments in Bitcoin-focused public companies and treasury assets, and laying the foundation to acquire recurring-revenue, cash-generating Bitcoin-related businesses that can help fund further Bitcoin accumulation and ecosystem growth.

“We set clear goals—merge our companies, establish a Bitcoin treasury, and begin investing strategically—and we delivered on all three,” said David Bailey, Chairman and CEO. “We’ve executed against every goal put in place this quarter, and created a strong foundation to build a long-term Bitcoin treasury company designed to thrive through every market cycle.”

Q3 2025 Operational Highlights

During the quarter, the Company:

●	Completed the merger of Kindly MD, Inc. and Nakamoto, establishing Nakamoto as a wholly owned subsidiary.

●	Executed an agreement giving the Company the right to a call option to purchase BTC Inc, a leading Bitcoin-focused media company, which has the right to acquire UTXO Management GP, LLC, a high-conviction Bitcoin focused hedge fund. This agreement creates a clear pathway to add media, advisory and financial services to Nakamoto’s Bitcoin platform.

●	Established a $5 billion at-the-market (“ATM”) equity offering program, raising $5.6 million at an average share price of $4.15 per share, and enhancing the Company’s ability to grow its Bitcoin treasury and fund strategic initiatives. This program has only been used when accretive to the Company’s shareholders.

●

Appointed Amanda Fabiano as Chief Operating Officer to lead execution of the Company’s strategic roadmap. Formerly Head of Mining at Galaxy and Director of Bitcoin Mining at Fidelity, Mrs. Fabiano brings a decade of experience in Bitcoin finance and capital markets that informs Nakamoto’s strategic M&A and growth initiatives.

●	Closed two investments in Bitcoin-treasury companies: a $15 million investment in Treasury BV (“Treasury”), a Bitcoin treasury company based in the Netherlands, which marks the Company’s first investment in a foreign publicly listed Bitcoin company; and a $30 million investment in the Japanese leading Bitcoin-treasury company, Metaplanet Inc. (TSE: 3350).

As of September 30, 2025, the Company had purchased a cumulative amount of 5,765 Bitcoin at a weighted average price of $118,204.88 per Bitcoin for approximately $681 million. KindlyMD has utilized 367 Bitcoin for strategic investments and held 5,398 Bitcoin as of November 12, 2025.

“We believe every enduring enterprise must grow, invest, earn, and save—and we’re applying the same fundamentals through the lens of Bitcoin,” said Tyler Evans, CIO. “Our Bitcoin treasury isn’t a passive reserve. It’s a strategic tool. By selectively investing in and acquiring companies that strengthen the broader Bitcoin ecosystem and support our operating goals, we aim to compound long-term shareholder value while reinforcing the foundation of our business. As we continue to execute our strategy, we will prioritize investments in enterprises that are aligned with our long-term vision.”

Nakamoto allocates a portion of its Bitcoin holdings to strategic investments in Bitcoin focused companies operating in international capital markets. In addition to the two investments made during the quarter, in November 2025, the Company also invested $6 million in FUTURE Holdings AG, a Bitcoin treasury company based in Switzerland.

“Our focus is on disciplined execution—integrating high-quality, cash-generating businesses into a unified Bitcoin operating platform that compounds value over time,” said Amanda Fabiano, Chief Operating Officer. “We believe our investments will expand the scope and resilience of our business, adding operating revenue, talent, and market reach that reinforces the strength of our platform. We are building the foundation necessary to translate that expected growth into sustainable returns for shareholders.”

As part of the Bitcoin treasury strategy, Nakamoto is also focused on acquiring Bitcoin-related businesses with recurring revenue, strong margins, and mission alignment, enabling the Company to support its long-term Bitcoin strategy with cash flow. KindlyMD intends to use earnings to support Nakamoto’s efforts to accumulate Bitcoin and reinvest in strategic opportunities.

Q3 2025 Financial Summary (vs. Q3 2024)

Highlights from the Company’s results for the third quarter of 2025 from its Bitcoin treasury, as well as its existing integrated healthcare services business, were as follows:

●	Total Revenue for the third quarter of 2025 was $0.4 million compared to $0.6 million in Q3 2024, which reflects the results of the Company’s healthcare business.
●	Total operating expenses in Q3 2025 were $10.8 million compared to $1.7 million in the third quarter of 2024, primarily driven by increased SG&A costs related to the Company’s recently launched Bitcoin strategy.
●	Net Loss for the third quarter of 2025 was $86.0 million or $(0.42) per diluted share compared to $1.0 million or $(0.17) per diluted share in Q3 2024. Net loss was primarily driven by a $59.8 million non-cash charge related to the loss on acquisition of Nakamoto and $22.1 million non-cash charge related to an unrealized loss on digital assets. The net loss was also driven by a realized loss on digital assets of $1.4 million, resulting from Bitcoin sold to fund the Company’s investments in Metaplanet Inc. and Treasury.

Enterprise Value: As of September 30, 2025, the Company’s enterprise value was $635,885,949, calculated as market capitalization of $457,053,532, adding notes payable of $203,017,500, less cash and cash equivalents of $24,185.

Shares Issued and Outstanding: As of September 30, 2025, shares issued and outstanding were 427,152,834 and 84,502,113 prefunded warrants were outstanding. As of November 14, 2025, shares issued and outstanding were 439,850,889, and 71,704,975 prefunded warrants were outstanding.

About KindlyMD

KindlyMD® is a patient-first and healthcare data company redefining value-based care and patient-centered medical services. Formed in 2019, KindlyMD leverages data analysis to deliver evidence-based, personalized solutions in order to reduce opioid use, improve health outcomes faster, and provide value based, algorithmic guidance on the use of alternative medicine in healthcare. In August 2025, KindlyMD completed its merger with Nakamoto Holdings Inc., a Bitcoin-native holding company. This strategic partnership formed a public Bitcoin strategy that unites KindlyMD’s healthcare expertise with Nakamoto’s vision of integrating Bitcoin into global capital markets, creating a diversified entity focused on both healthcare innovation and Bitcoin treasury management.

About Nakamoto

Nakamoto is a Bitcoin company building a global portfolio of Bitcoin-native companies. Nakamoto plans to grow its Bitcoin holdings through disciplined accumulation and to leverage its treasury to acquire and develop an ecosystem of Bitcoin companies across finance, media, advisory and more. Nakamoto aims to provide commercial and financial infrastructure for the next generation of capital markets. For more information, please visit nakamoto.com.

Forward Looking Statements

All statements, other than statements of historical fact, included in this press release that address activities, events or developments that that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as defined under U.S. federal securities laws, related to the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include statements about our future operations, business strategies, plans, objectives, expectations, intentions, goals, projections, prospects, future events, or performance, as well as underlying assumptions. These statements covering matters such as expectations, plans, strategic outlooks, financial projections, market conditions, regulatory environments, Bitcoin-related strategies, Bitcoin treasury management activities, and the Company’s anticipated holding of Bitcoin as part of its corporate treasury are inherently uncertain and involve numerous assumptions and risks.

Forward-looking terms used may include, but are not limited to, “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow,” “seek,” “aim,” “target,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements and similar expressions. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, descriptions of the Company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, including the purchase, custody, and potential sale or other use of Bitcoin, synergies, opportunities and anticipated future performance, including the management team and board of directors of the Company. These statements may also relate to broader macroeconomic trends, industry developments, technology adoption, competitive positioning, market expansion, product launches, research and development efforts, acquisitions or dispositions, legal or regulatory developments, and other initiatives that could affect our future business performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include risks relating to Bitcoin market volatility, cybersecurity and custody of digital assets, potential changes in laws or accounting standards relating to cryptocurrency, and regulatory developments affecting Bitcoin or other digital assets, as well as the risk that changes in the Company’s capital structure and governance could have adverse effects on the market value of its securities; the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on the Company operating results and business generally; the risk that the Company may be unable to reduce expenses or access financing or liquidity; the impact of any related economic downturn; the risk of changes in governmental regulations or enforcement practices; adverse impacts from geopolitical events, health crises, supply chain disruptions, changes to laws or accounting standards, cybersecurity threats or data breaches, intellectual property disputes, competitive pressures, or changes in consumer behavior; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond the Company’s control, including those detailed in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10- Q, Current Reports on Form 8-K, and such other documents of the Company filed, or to be filed, with the SEC that are or will be available on the Company’s website at www.kindlymd.com and on the website of the SEC at www.sec.gov. All forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nothing contained herein constitutes an offer to buy or sell securities of the Company or any other party, nor does it constitute a solicitation of any proxy or vote.

Media Contact

Carissa Felger / Sam Cohen

Gasthalter & Co.

(212) 257-4170

Nakamoto@gasthalter.com

Investor Relations Contact

Sean Mansouri, CFA / Aaron D’Souza
Elevate IR
(720) 330-2829
NAKA@elevate-ir.com

Kindly MD, Inc.

Summary Statements of Operations

(Unaudited)

	For The		For The
	Three Months Ended		Nine Months Ended
	9/30/2025	9/30/2024	9/30/2025	9/30/2024
Revenue	$388,209	$647,867	$1,376,391	$2,115,953
Loss from Operations	(10,405,522)	(1,049,818)	(13,838,754)	(2,324,138)

Other	(720,207)	35,671	(699,754)	(253,099)
Realized loss on digital assets	(1,411,204)	-	(1,411,204)	-
Unrealized loss on digital assets	(22,066,010)	-	(22,105,029)	-
Unrealized gain on investments	930,431	-	930,431	-
Loss on acquisition of Nakamoto	(59,753,811)	-	(59,753,811)	-
Change in fair value of put option liability	21,845,000	-	21,845,000	-
Loss on extinguishment of debt	(14,454,485)	-	(14,454,485)	(38,889)

Net Loss	$(86,035,808)	$(1,014,147)	$(89,487,606)	$(2,616,126)

Net loss per common stock - basic and diluted	$(0.42)	$(0.17)	$(1.24)	$(0.50)

Weighted average shares outstanding - basic and diluted	203,091,823	5,944,590	72,223,353	5,193,533